FROM: MSA Safety Incorporated
Ticker: MSA (NYSE)
Contact: Mark Deasy - (724) 741- 8570

FOR IMMEDIATE RELEASE

MSA Announces First Quarter Results

PITTSBURGH, April 22, 2014 - Global safety equipment manufacturer MSA (NYSE: MSA) today reported results for the first quarter of 2014.
Quarterly Summary

•	Order activity and backlog are at healthy levels heading into the second quarter.

•
Revenue from continuing operations was $265 million, down 2 percent from the first quarter of 2013. Income from continuing operations was $14 million. Quarterly continuing earnings per basic share was $0.37.

•	Excluding foreign exchange losses and restructuring charges, adjusted earnings were $15 million, or $0.40 per basic share.

"Our first quarter results reflect the overall impact of generally challenging business conditions, especially outside of the U.S. And inside the U.S., the temporary obstacles caused by product approval delays has adversely effected our sales of SCBA to the fire service market," said William M. Lambert, MSA President and CEO. “Despite these obstacles, however, we continue to see solid results in nearly all of our core product areas, which now represent almost three fourths of MSA’s global business,” he added.
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Excluding a 22 percent decline in North American sales of self-contained breathing apparatus (SCBA) resulting from ongoing delays in securing regulatory product approvals, sales of MSA core products were up 3 percent for the quarter in local currency while margins in these product groups increased 130 basis points when compared to the equivalent period of a year ago.

In addition, Mr. Lambert reported the company's recent launch of several high impact new core products in SCBA, hard hats and portable instruments is receiving highly favorable customer feedback.

Quarterly Reporting Segment Analysis:

First quarter sales in MSA's North American segment increased by $1 million compared to the same period of 2013. A $6 million decline in SCBA revenue associated with the aforementioned product certification delays was offset by improvements of $5 million and $2 million in portable gas detection and head protection product sales, respectively. Net income was flat when compared to a year ago, as improved product margins were offset by higher levels of selling, general and administrative expense and a higher effective tax rate.

Sales in MSA’s European segment increased by $2 million, or 2 percent, compared to the same period last year. Excluding favorable currency effects from a strengthening euro, sales declined by $1 million as strength from ballistic helmet shipments and fixed gas and flame detection sales were offset by a lower level of SCBA and portable gas detection sales.
Local currency net income decreased by $2 million primarily related to higher selling, general and administrative expense and an increase in restructuring charges.
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Continuing sales in MSA’s International segment decreased $7 million, or 11 percent, compared to prior year on the impact of weakening foreign currencies. Local currency sales were relatively flat in the quarter as higher portable gas detection sales were offset by a lower level of fixed gas and flame detection revenue. Excluding a $1 million unfavorable currency effect, local currency net income decreased by $3 million on higher research and development costs and increased restructuring charges resulting from ongoing cost reduction efforts in Australia.

“While challenges in certain markets persist, order activity and backlog are at healthy levels as we head into the second quarter. This, combined with our recent introduction of exciting new products, is a positive indicator for cautious optimism moving forward,” Mr. Lambert noted. “Even with the regulatory-related setbacks in the U.S. fire service over the past several quarters, which I continue to see as temporary, our product development efforts are keeping MSA very well positioned for the longer term. Temporary setbacks notwithstanding, I remain convinced in our ability to execute our strategy to enhance our brand, the most trusted name in safety, and continue to grow the value of our company," Mr. Lambert concluded.

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MSA Safety Incorporated
Condensed Consolidated Statement of Income (Unaudited)
(In thousands, except earnings per share)

	Three Months Ended March 31,
	2014	2013

Net sales	265,045	269,886
Other income (loss), net	356	(137)
	265,401	269,749

Cost of products sold	143,230	148,182
Selling, general and administrative	85,241	81,608
Research and development	11,241	10,584
Restructuring and other charges	1,900	—
Interest expense	2,530	2,660
Currency exchange losses, net	352	1,252
	244,494	244,286

Income before income taxes	20,907	25,463
Provision for income taxes	7,604	6,920
Income from continuing operations	13,303	18,543
Income from discontinued operations	614	852
Net income	13,917	19,395
Net loss (income) attributable to noncontrolling interests	109	(109)
Net income attributable to MSA Safety Incorporated	14,026	19,286

Income from continuing operations	13,522	18,627
Income from discontinued operations	504	659
Net income attributable to MSA Safety Incorporated	14,026	19,286

Earnings Per Share Attributable to MSA Safety Incorporated Basic
Income from continuing operations	$0.37	$0.50
Income from discontinued operations	$0.01	$0.02
Net income	$0.38	$0.52

Diluted
Income from continuing operations	$0.36	$0.49
Income from discontinued operations	$0.01	$0.02
Net income	$0.37	$0.51

Basic shares outstanding	37,015	36,734
Diluted shares outstanding	37,617	37,369

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MSA Safety Incorporated
Condensed Consolidated Balance Sheet (Unaudited)
(In thousands)

	March 31, 2014	December 31, 2013
Current assets
Cash and cash equivalents	102,212	96,265
Trade receivables, net	204,730	200,364
Inventories	146,995	136,837
Other current assets	62,612	67,500
Total current assets	516,549	500,966

Property, net	153,204	152,755
Prepaid pension cost	123,179	121,054
Goodwill	260,188	260,134
Other noncurrent assets	221,365	199,361
Total	1,274,485	1,234,270

Current liabilities
Notes payable and current portion of long-term debt	6,796	7,500
Accounts payable	72,433	66,902
Other current liabilities	127,203	117,162
Total current liabilities	206,432	191,564

Long-term debt	276,667	260,667
Pensions and other employee benefits	153,202	152,084
Deferred tax liabilities	49,614	49,621
Other noncurrent liabilities	7,682	7,987
Equity	580,888	572,347
Total	1,274,485	1,234,270

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MSA Safety Incorporated
Condensed Consolidated Statement of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2014	2013

Net income	13,917	19,395
Depreciation and amortization	7,459	7,845
Change in working capital	4,588	(7,853)
Other operating	(16,567)	(13,331)
Cash from operations	9,397	6,056

Capital expenditures	(7,204)	(7,452)
Property disposals	—	47
Cash from investing	(7,204)	(7,405)

Change in debt	15,297	7,182
Cash dividends paid	(11,181)	(10,372)
Other financing	454	(742)
Cash from financing	4,570	(3,932)

Exchange rate changes	(816)	(644)

Increase (decrease) in cash	5,947	(5,925)

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MSA Safety Incorporated
Segment Information (Unaudited)
(In thousands)

	Three Months Ended March 31,

	2014	2013

Net sales
North America	$129,521	$128,936
Europe	74,938	73,123
International	60,586	67,827
Total	265,045	269,886

Net income (loss)
North America	$12,480	$12,605
Europe	4,117	5,383
International	3,859	7,796
Reconciling Items	(6,934)	(7,157)
Income from Continuing Operations	13,522	18,627
Discontinued Operations	504	659
Total	14,026	19,286

MSA’s sales are allocated to each country based primarily on the destination of the end-customer. Effective January 1, 2014, the General Monitors business has been fully integrated into MSA. As such, sales made by General Monitors companies now follow a similar allocation methodology by which sales are allocated to each country based on the destination of the end-customer and the value added to that order. In prior years, sales made by General Monitors companies were reported as domestic sales based on the country from which the product was shipped. The 2013 results presented above have been restated to reflect this change in allocation methodology.

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MSA Safety Incorporated
Reconciliation of As Reported Financial Measures to Non-GAAP Financial Measures
Adjusted Continuing Operations Revenue (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2014	2013	% Change
Total Revenue	$275,105	$283,239	(2.9)%
Less: Discontinued Operations	10,060	13,353

Continuing Operations Revenue	265,045	269,886	(1.8)%

Less: FX Impact	—	(5,031)
Adjusted Continuing Operations Revenue	$265,045	$264,855	0.1%

Adjusted continuing operations revenue is a non-GAAP measure. Management believes that it is important for investors to analyze continuing revenue trends excluding the impact of fluctuating foreign currencies, consistent with the methodology that management uses to perform trend analysis. However, weakening or strengthening foreign currencies may have a material impact on the company's reported results. As such, it is appropriate to consider both continuing operations revenue on a GAAP basis as well as adjusted continuing operations revenue. Management does not use this non-GAAP financial measure for any purpose other than the reasons stated above.

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MSA Safety Incorporated
Reconciliation of As Reported Financial Measures to Non-GAAP Financial Measures
Adjusted Earnings / Earnings per Share (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013	% Change

Net Income Attributable to MSA Safety Incorporated	$14,026	$19,286	(27.3)%
Less: Income from Discontinued Operations	504	659

Income from Continuing Operations	13,522	18,627	(27.4)%
Foreign Currency Loss	352	1,252
Restructuring Charges	1,900	—
Income Tax Benefit / (Expense)	(820)	(341)

Adjusted Earnings	14,954	19,538	(23.5)%

Adjusted Earnings per Basic Share	$0.40	$0.53	(24.5)%

Management believes that adjusted earnings and adjusted earnings per share are useful measures for investors when analyzing ongoing operating trends. There can be no assurances that additional special items will not occur in future periods, nor that MSA's definition of adjusted earnings is consistent with that of other companies. As such, management believes that it is appropriate to consider both net income determined on a GAAP basis as well as adjusted earnings. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

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About MSA:
Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive line of products is used by workers around the world in a broad range of industries, including the fire service, the oil, gas and petrochemical industry, construction, mining and utilities, as well as the military. Principal products include self-contained breathing apparatus, fixed gas and flame detection systems, handheld gas detection instruments, head protection products, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through a joint venture with MCR Safety. These products are marketed and sold under the Safety Works® brand. MSA, based north of Pittsburgh in Cranberry Township, Pa., has annual sales of approximately $1.1 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com. Information on Safety Works products can be found at www.SafetyWorks.com.

Cautionary Statement Regarding Forward-Looking Statements:
Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission ("SEC"). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at sec.gov, as well as on a number of other commercial websites.

Non-GAAP Financial Measures
This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per basic share and adjusted continuing operations revenue. The presentation of these financial measures does not comply with U.S. generally accepted accounting principles ("GAAP").  For an explanation of these measures, together with a reconciliation to the most directly comparable GAAP financial measure, see the Reconciliation of As Reported Financial Measures to Non-GAAP Financial Measures in the financial tables section above.

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